EXHIBIT 5.1

                [LETTERHEAD OF WILSON SONSINI GOODRICH & ROSATI]



                                 October 9, 2002

Evolve Software, Inc.
1400 65th Street, Suite 100
Emeryville, CA  94608
(510) 428-6000

     RE:  REGISTRATION STATEMENT ON FORM S-8

Ladies  and  Gentlemen:

     We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about October 10, 2002 (as such may thereafter be amended and supplemented, the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of 28,929,089 shares of your Common Stock (the "Shares") that are to be issued pursuant to the Amended and Restated 2000 Stock Plan, Amended and Restated 2002 Nonstatutory Stock Option Plan, Amended and Restated 2000 Employee Stock Purchase Plan, and Stand Alone Stock Option Agreement for Linda Zecher (collectively, the "Plans"). As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares under the Plans and pursuant to the agreements related thereto.

     It is our opinion that, when issued and sold in the manner described in the Plans and pursuant to the agreements that accompany the Plans, the Shares will be duly authorized, validly issued, fully-paid and non-assessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement, including any prospectus constituting a part thereof, and any amendments thereto.

                                           Very  truly  yours,

                                           WILSON SONSINI GOODRICH & ROSATI
                                           Professional  Corporation

                                           /s/ Wilson Sonsini Goodrich & Rosati



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